SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2009

DENDREON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-30681	22-3203193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
3005 First Avenue
Seattle, Washington
98121
(Address of principal executive offices) (zip code)
(206) 256-4545
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 16, 2009, Dendreon Corporation (the “Company”) entered into a Construction Agreement between The Henderson Corporation of PA, Inc. (“Henderson”) and the Company (the “Agreement”) to retain Henderson to perform construction related services and to arrange for, monitor, supervise, administer and contract for the construction of Phase II and Phase III of the Company’s therapeutic biotechnology processing facility in Morris Plains, New Jersey. Phase II, which consists of additional quality control laboratories, data center, training areas, infrastructure and offices, is to be substantially complete by December 18, 2009. Phase III, which consists of additional manufacturing clean room work stations, production support areas, warehouse, infrastructure and offices, is to be substantially complete by April 23, 2010. There are incentives included in the Agreement for the completion of work prior to such dates and penalties for failing to meet such deadlines. The guaranteed maximum price for the completion of all work under the Agreement is approximately $50.5 million. The full text of the Agreement is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
99.1	Construction Agreement between The Henderson Corporation of PA, Inc. and Dendreon Corporation dated June 16, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION
By:	/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.
Senior Vice President, Corporate Development, General Counsel and Secretary

Date: June 22, 2009

EXHIBIT INDEX

Number	Description

99.1	Construction Agreement between The Henderson Corporation of PA, Inc. and Dendreon Corporation dated June 16, 2009.